EXHIBIT 99.1

2013 Annual Meeting of Shareholders Voting Results

At the Annual Meeting of Shareholders of American River Bankshares held on May 16, 2013, the proposals listed below were submitted to a vote of the shareholders through the solicitation of proxies. The proposals are described in detail in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on Form DEF 14A on April 5, 2013. The number of shares represented in person or by proxy at the Annual Meeting was 7,943,408 or 87% of the outstanding voting shares of the Company, which constituted a quorum. Each of the proposals was approved by the shareholders pursuant to the voting results set forth below.

Proposal No. 1 — Election of Directors.

The following individuals were elected as directors to serve until the 2014 Annual Meeting of Shareholders or until their successors are elected and qualified. The voting results for Proposal No. 1 were as follows:

Nominee	For	Withheld	Broker Non-votes
Kimberly A. Box	5,131,071	1,368,687	1,443,650
Charles D. Fite	5,122,979	1,376,779	1,443,650
Robert J. Fox	5,144,147	1,355,611	1,443,650
William A. Robotham	5,133,376	1,366,382	1,443,650
David T. Taber	5,154,715	1,345,043	1,443,650
Roger J. Taylor, D.D.S.	5,142,527	1,357,231	1,443,650
Stephen H. Waks	5,143,308	1,356,450	1,443,650
Philip A. Wright	5,144,764	1,354,994	1,443,650
Michael A. Ziegler	5,133,617	1,366,141	1,443,650

Proposal No. 2 — To ratify the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year.

The voting results for Proposal No. 2 were as follows:

For	Against	Abstain
7,920,506	7,669	15,233

Proposal No. 3 — Advisory Vote to Approve Named Executive Officer Compensation

Management previously recommended and shareholders approved an annual frequency advisory vote on the named executive officer compensation. The voting results for Proposal No. 3 were as follows:

For	Against	Abstain	Broker Non-votes
5,562,081	906,597	31,080	1,443,650